UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2022

Regal Rexnord Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 State Street, Beloit, Wisconsin 53511-6254

(Address of Principal Executive Offices, Including Zip Code)

Registrant's Telephone Number: (608) 364-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	RRX	New York Stock Exchange

Item 1.01 Entry into a Material Definitive Agreement

The Merger Agreement

On October 26, 2022, Regal Rexnord Corporation, a Wisconsin corporation (the “Company” or “Regal Rexnord”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Altra Industrial Motion Corp., a Delaware corporation (“Altra”), and Aspen Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Merger Sub will merge (the “Merger”) with and into Altra, with Altra surviving the Merger as a wholly owned subsidiary of the Company (the “Proposed Transaction”).

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each of Altra’s issued and outstanding shares of common stock, par value $0.001 per share (“Common Stock”) (other than (i) any shares held by either the Company, Altra or Merger Sub, (ii) shares owned by any direct or indirect wholly owned subsidiary of Altra or the Company, (iii) shares for which appraisal rights have been properly and demanded according to Section 262 of the Delaware General Corporation Law and (iv) restricted shares of Common Stock granted under Altra’s 2014 Omnibus Incentive Plan and subject to forfeiture conditions) will be converted into the right to receive $62.00 in cash, without interest (the “Merger Consideration”). The Merger Agreement generally provides that (1) each vested Altra stock option outstanding immediately prior to the Effective Time will be canceled and converted into a cash payment equal to the intrinsic value of such option based on the Merger Consideration, (2) each unvested Altra stock option outstanding, immediately prior to the Effective Time, will be converted into an award of stock options with respect to Common Stock with an intrinsic value equivalent to the intrinsic value of the Altra stock option based on the Merger Consideration, (3) each unvested Altra restricted stock unit outstanding, as of the Effective Time, that is subject solely to time-based vesting conditions will be converted into an award of restricted stock units with respect to Common Stock with an equivalent value based on the Merger Consideration on substantially similar terms and conditions, (4) each unvested award of Altra restricted shares will be converted into an award of restricted cash of equivalent value based on the Merger Consideration on substantially similar terms and conditions and (5) each unvested Altra restricted stock unit outstanding, as of the Effective Time, that is subject to performance-based vesting conditions will be converted into an award of time-based restricted stock with an equivalent value based on the Merger Consideration on substantially similar terms and conditions (with performance goals being deemed satisfied at specified levels).

Consummation of the Proposed Transaction is subject to customary closing conditions under the Merger Agreement including, among others: the absence of any order issued by any court of competent jurisdiction or governmental entity, or any applicable law, enjoining or otherwise prohibiting consummation of the Proposed Transaction; expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as certain other specified regulatory consents, approvals and clearances under competition laws and laws governing foreign investments (which include the receipt of consents and approvals under the competition laws of Australia, China, the European Union, Turkey and the United Kingdom); the approval of Altra stockholders of the Merger Agreement; accuracy of representations and warranties and compliance with covenants, subject to certain customary qualifications and exceptions; and the absence of any law or judgment resulting in the imposition of or requiring a Burdensome Condition (as defined in the Merger Agreement).

The Merger Agreement provides that the Company will take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any antitrust or competition laws or foreign investment laws or law with respect to a specified required regulatory approval for the Proposed Transaction that may be required by any foreign or U.S. federal, state or local governmental authority, in each case with competent jurisdiction, so as to enable the parties thereto to consummate the Proposed Transaction, subject to certain exceptions including to the extent that such actions would result in a Burdensome Condition.

Altra, the Company and Merger Sub each make certain representations, warranties and covenants, as applicable, in the Merger Agreement, including covenants by the Company to use its commercially reasonable efforts to carry on its business in all material respects in the ordinary course of business, and not to take certain actions during the period between signing and the Effective Time, subject in each case to certain terms, conditions and exceptions. The Merger Agreement also contains a customary “no shop” provision that, in general, restricts Altra’s ability to solicit third-party acquisition proposals or provide information to, or engage in discussions or negotiations with, third parties regarding or that would reasonably be likely to lead to any acquisition proposal. The no shop provision is subject to a customary “fiduciary out” provision that allows Altra, prior to receiving the approval of Altra’s stockholders, under certain circumstances and in compliance with certain obligations, to provide information and participate in discussions and negotiations with respect to unsolicited third-party acquisition proposals that could reasonably be expected to lead to a “Superior Proposal” (as defined in the Merger Agreement) and, subject to compliance with certain obligations, to terminate the Merger Agreement and accept a Superior Proposal upon payment to the Company of the termination fee discussed below.

The Merger Agreement contains specified termination rights for the Company and Altra, including that: either party may terminate the Merger Agreement in the event that the Proposed Transaction is not consummated by October 26, 2023 (subject to extension to April 26, 2024 in connection with obtaining regulatory approvals); a final and non-appealable injunction or order is issued prohibiting the consummation of the Proposed Transaction; and Altra stockholders do not approve the Proposed Transaction. The Company may terminate the Merger Agreement in the event that (i) an Adverse Recommendation Change (as defined in the Merger Agreement) by Altra occurs, (ii) the board of directors of Altra has failed to recommend against any tender or exchange offer that constitutes a Takeover Proposal (as defined in the Merger Agreement) within 10 business days of the commencement thereof or (iii) the Altra board of directors fails to publicly reaffirm its recommendation of the Proposed Transaction within 10 business days following receipt of a written request of the Company to provide such reaffirmation following the public announcement or disclosure of a Takeover Proposal. Altra may terminate the Merger Agreement prior to the approval of its stockholders of the Merger Agreement in order to enter into a definitive agreement to consummate a Superior Proposal (as defined in the Merger Agreement), subject to the terms of the Merger Agreement.

In certain circumstances, in connection with or following a termination of the Merger Agreement, the Company is required to pay a reverse termination fee of $200 million to Altra and, in certain other circumstances, Altra is required to pay a termination fee of $100 million to the Company.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement and the above description have been included to provide investors with information regarding the terms of the Merger Agreement and are not intended to provide any other factual information about the parties to the Merger Agreement or their respective subsidiaries or affiliates. Any representations and warranties contained in Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates set forth therein, are solely for the benefit of the parties to the Merger Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Altra’s public disclosures. In addition, certain representations and warranties may have been used for the purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters of fact. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement. Investors and security holders are not third-party beneficiaries of the representations and warranties under Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement.

Item 2.02 Results of Operations and Financial Condition

In connection with the announcement of the Proposed Transaction, the Company pre-released select anticipated financial measures for its third quarter ended September 30, 2022 based on currently available information. The information set forth under the heading “Preliminary Third Quarter Results” contained in Exhibit 99.1 to this report is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure

Press Release

On October 27, 2022, the Company issued a press release announcing the Proposed Transaction and the entry into the Merger Agreement. The press release is filed as Exhibit 99.1 and is incorporated herein by reference.

Investor Presentation

As noted in the above-referenced press release, on October 27, 2022, representatives of the Company will hold an investor conference call to discuss the Proposed Transaction. The presentation will include the slides filed as Exhibit 99.2 to this report, which is incorporated herein by reference.

Item 8.01 Other Events

Financing Arrangements

In connection with the Proposed Transaction, on October 26, 2022, the Company entered into a debt commitment letter (the “Commitment Letter”) and related fee letters with JPMorgan Chase Bank, N.A. (“JPMorgan”), pursuant to which, and subject to the terms and conditions set forth therein, JPMorgan committed to provide (x) approximately $5.5 billion in an aggregate principal amount of senior bridge loans under a 364-day senior bridge loan credit facility (the “Bridge Facility”) and (y) in the event, the Company does not obtain certain required consents from the lenders under its Second Amended and Restated Credit Agreement by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent and the lenders named therein (the “Credit Agreement”), a backstop credit facility in an aggregate principal amount of up to approximately $2.03 billion, consisting of a $1.0 billion backstop revolving credit facility and approximately $1.03 billion backstop term loan facilities (collectively, the “Backstop Facility”). The proceeds of the loans under the Bridge Facility may be used to finance, in part, the Proposed Transaction, and for general corporate purposes, including the payment of fees and expenses incurred in connection with the Proposed Transaction. The proceeds of the loans under the Backstop Facility would be used to prepay in full the aggregate principal amount of loans outstanding under the Credit Agreement and accrued and unpaid interest thereon in the event that the Company does not obtain certain required consents from the lenders under the Credit Agreement. The Bridge Facility and Backstop Facility are subject to customary closing conditions, including that substantially concurrently with the initial funding under the applicable facility the Proposed Transaction shall be consummated.

Item 9.01 Financial Statements and Exhibits

(a) Not Applicable

(b) Not Applicable

(c) Not Applicable

(d) Exhibits. The following exhibits are being furnished herewith:

Exhibit Index

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of October 26, 2022, by and among Regal Rexnord, Merger Sub and Altra.
99.1	Press Release of Regal Rexnord, issued October 27, 2022.
99.2	Presentation to be used during Regal Rexnord’s investor conference call on October 27, 2022.
104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL REXNORD CORPORATION

Date: October 27, 2022	By:	/s/ Thomas E. Valentyn
Thomas E. Valentyn
Vice President, General Counsel and Secretary